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                                                                    Exhibit 10-b


February 12, 2004

Mr. Terry E. O'Rourke


Dear Terry:

Subject:  Mutually Agreed Upon Separation

This letter confirms the substance of our conversation regarding a mutually agreed upon separation between you and the Company. We emphasize that your acceptance of this agreement is completely voluntary. ArvinMeritor agrees to provide you the following:

   1. Beginning February 1, 2004, through July 31, 2006 (the "Separation Period"), you will receive separation pay equal to thirty months of pay (at your current compensation rate of $605,000 annually), spread equally over the Separation Period. The Separation Period is inclusive of unused vacation for calendar year 2004. If you elect to retire prior to July 31, 2006, the payments set forth in this paragraph will terminate. Your Separation Period will be treated as credited service under the ArvinMeritor Retirement Plan.

   2. You will be eligible to receive an incentive compensation plan (ICP) payment for fiscal year 2004 on a prorated basis (4 months out of 12) for time worked during the fiscal year. Such payment will be subject to the applicable formula. Final award determination, if any, is subject to Board of Directors' approval.

   3. You will be eligible to receive long term incentive plan (LTIP) payments based on your grant letters for FY2002-2004 and FY2003-2005 plan years as follows:

        - FY2002-2004 LTIP will be paid in December, 2004, pending Board of Directors' approval based on the applicable formulas, on a pro-rated basis (28 months out of 36) for time worked during the performance cycle.

        - FY2003-2005 LTIP will be paid in December, 2005, pending Board of Directors' approval, based on the applicable formulas on a prorated basis (16 months out of 36) for time worked during the performance cycle.

   4. All outstanding stock options will continue to vest through your Separation Period. Stock options can be exercised up to three months after the last day of your Separation Period. Any option not exercised by October 31, 2006 will be forfeited.
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Mr. Terry O'Rourke
Page 2
February 12, 2004


        If you elect to retire within thirty (30) days after the end of your Separation Period (July 31, 2006), your stock options that were granted more than 12 months prior to your retirement will continue to vest and can be exercised up to five years following your retirement but not beyond the expiration date of those options.

   5. You received a grant of restricted stock in exchange for cancelled options on July 16, 2001. These restricted shares and the associated shares purchased with reinvested dividends, will vest on July 16, 2006. However, if the Company achieves performance objectives set forth in the Restricted Stock Agreement these restricted shares and the associated shares purchased with reinvested dividends will vest on January 3, 2005 or January 3, 2006.

   6. You also received two grants of performance contingent restricted shares. The first grant occurred on November 22, 2002, and the second grant occurred on January 2, 2004. The restrictions on these restricted shares will not lapse until after the corresponding LTIP performance cycles (FY2003-2005) (FY2004-2006), are completed and the Compensation and Management Development Committee of the Board of Directors determines the extent to which the restricted shares in the aforementioned grants and the associated shares purchased with reinvested dividends will vest as set forth in the Restricted Stock Agreement.

   7. In addition, pursuant to the provisions of the Incentive Compensation Plan of ArvinMeritor, Inc., you received 11,445 shares of Common Stock (the "Deferred Share Award"). As soon as practicable after January 1, 2005, certificates for the Deferred Shares will be delivered to you, pursuant to the terms and conditions of the Deferred Share Award Agreement.

   8. Your present Company vehicle may be driven at Company expense through the end of your lease period, May 27, 2006, at which time you may purchase it in accordance with the Company Car Policy as though you were an active employee. If you elect to retire prior to May 27, 2006, you must immediately return your Company vehicle to the Company.

   9. You will continue to be provided financial counseling reimbursement at your current annual rate through your Separation Period. If you elect to retire prior to the end of your Separation Period, your financial counseling reimbursement will terminate.

   10. Short and long term disability coverage will cease as of January 31, 2004.

   11. Medical, dental, vision and flexible spending account coverage will remain in force through July 31, 2006. After July 31, 2006, you will be entitled to continue your group medical, dental, vision and flexible spending account coverage at your own expense for a period of up to 18 months through COBRA. Information as to the cost of such coverage will be supplied following the expiration of benefits. Basic life and accidental death and dismemberment coverage will remain in force through July 31, 2006 and the life insurance coverage only may be converted to an individual policy within 31 days after termination of coverage by contacting Prudential at 800-778-3827. Payroll deductions for any optional life insurance and/or supplemental accidental death and dismemberment insurance coverage that you may have elected will continue through
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Mr. Terry O'Rourke
Page 3
February 12, 2004


        July 31, 2006. Prudential will contact you through the mail following that date with regard to your ability to convert these coverages to an individual policy.

        Based on your age as of the end of your Separation Period you will be eligible to retire under the ArvinMeritor Retirement Plan. You can elect to retire at any time following the end of your Separation Period and will be able to do so by calling the ArvinMeritor Retirement Center at 1-888-869-3772.

        Because you will not have met the minimum service requirement of ten years at the end of your Separation Period (July 31, 2006), you will not be eligible for retiree medical coverage from ArvinMeritor.

   12. You may continue to submit your Travis Pointe Country Club expenses to the Company for reimbursement, during your Separation Period. Your membership to the Renaissance Club will be canceled immediately.

   13. You will be eligible to continue to participate in the Company savings plan through the Separation Period. As a designated participant in the ArvinMeritor Supplemental Savings Plan you have made an irrevocable contribution election for 2004. If you wish to change the direction of your investments or your contribution level for 2005 or later, you will need to call T. Rowe Price at 1-800-922-9945.

   14. You will receive Company sponsored outplacement assistance from the outplacement firm of your choice under the executive management program.

   15. Your compensation checks will be mailed to your home or direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

   16. You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph 16, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and you acknowledge that damages would be inadequate and insufficient.

   17. You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company in your possession or under your control, including without limitation, credit cards, software, palm pilots, pagers, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property). You may, however, retain your computer hardware.

   18. You agree, on behalf of yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions
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Mr. Terry O'Rourke
Page 4
February 12, 2004


        and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Released Parties") of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

        You understand that as a result of this paragraph 18, you will not have the right to assert that the Company unlawfully terminated your employment or violated any of your rights in connection with your employment.

        You affirm that you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms of this paragraph 18, and agree not to voluntarily participate in such a proceeding.

   19. The Company and you agree that the terms and conditions of this Letter Agreement are confidential and that neither party will disclose the terms of this Letter Agreement to any third parties, other than (i) disclosure by you to your spouse, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants, (iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Letter Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Letter Agreement in, and/or file or incorporate this Letter Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

   20. ArvinMeritor shall have the right to terminate this agreement at any time if you materially breach any of the obligations stated herein under this agreement.

   21. You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by ArvinMeritor as set forth herein and is consistent in all respects with the discussions by ArvinMeritor personnel with you relating to your separation.

   22. You agree that for a period of eighteen months following the date of your departure (January 31, 2004) from the Company, you will not join or start a business that competes with ArvinMeritor, nor will you provide consultancy services, nor for the same eighteen month period will you solicit for employment any ArvinMeritor related employee, unless permission to do so is granted to you in writing by ArvinMeritor's CEO or his designee.
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Mr. Terry O'Rourke
Page 5
February 12, 2004


        Notwithstanding the foregoing, specific companies that would be deemed as competing against ArvinMeritor are: Dana, Tenneco, Knorr, Federal Mogul, Webasto, TRW and American Axle.

        In the event there is any question as to direct or indirect competition, you agree to obtain approval from ArvinMeritor in writing prior to commencement of employment with the company which could be in competition. You also agree that you will not disclose, nor will you use any ArvinMeritor proprietary information.

   23. This agreement is a complete and final agreement between ArvinMeritor and its successors and Terry O'Rourke, and supercedes all other offers, agreements, and negotiations except for the Invention Assignment and Arbitration Agreements which remain in full force.

   24. You will have until March 29, 2004, in which to consider this agreement, and you may revoke this agreement within seven days of signing. This agreement will not become effective until the revocation period has expired.


Sincerely,




Larry D. Yost

cc:     V. Baker, II
        E. Whitus

                                              Accepted and Agreed by:

                                              -------------------------------
                                              Terry E. O'Rourke

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                                              Date